Exhibit 99.1

Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation Announces Agreement to Acquire Properties
in the Uinta Basin for $365 Million

Company to Acquire 115.2 Bcfe of Proved Reserves for $2.86/Mcfe

DENVER – May 5, 2008 – Whiting Petroleum Corporation (NYSE: WLL) today announced that it entered into a purchase and sale agreement with Chicago Energy Associates, LLC to purchase interests in producing gas wells and development acreage in the Flat Rock Natural Gas Field in Uintah County, Utah.  The acquisition also includes gas gathering facilities.  The purchase price is $365 million with an effective date of January 1, 2008.

The closing is expected to occur May 30, 2008, subject to standard conditions to closing and approval by Chicago Energy’s members.  Whiting will finance the acquisition with borrowings under its existing bank credit facility.  As a result of its recent $220 million debt retirement with the proceeds of the Whiting USA Trust I, Whiting expects its debt to total capitalization to be approximately 41% after the acquisition is closed.

Whiting estimates that net production from the properties was 19 million cubic feet of gas equivalent (MMcfe) per day in March 2008.  Whiting estimates proved reserves to be acquired at 115.2 billion cubic feet equivalent (Bcfe), of which 98% is natural gas.  Of the 115.2 Bcfe, 22% is proved developed producing and 78% is proved undeveloped. After allocation of $35 million of the purchase price to the gas gathering facilities, the remaining $330 million results in an acquisition cost for the proved reserves of $2.86/Mcfe.  Approximately 83% of the current net daily production from these properties will be operated by Whiting.

James J. Volker, Whiting’s Chairman, President and CEO, commented, “We are pleased to be adding this exceptional Rockies gas field in the Uinta Basin of northeastern Utah to our  Rockies Region where we are also developing existing gas fields in the Piceance Basin of Colorado and the Greater Green River Basin of southwestern Wyoming.  The numerous pipelines completed and under construction in the region provide the take-away capacity to produce and sell our Rockies gas at attractive margins.  We expect the continued development planned for this field may cause an approximate 70% increase in Whiting’s net Flat Rock production in 2009 over 2008 and may approximately double the current rate in 2010.”

The acquisition includes interest in seven wells producing from the Entrada sandstone formation at a depth of 11,500 feet, as well as 24 wells producing from shallower Wasatch and Dakota formations.  Production from the wells completed in the Entrada formation makes up 97% of the 19 MMcfe of net daily production.  In the area, the Entrada has been found with over 100 feet of net pay.  Forty-nine square miles of 3-D seismic support a current plan of approximately 59 additional wells to more fully develop the Entrada formation on the 22,029 gross and 11,534 net acres included in the acquisition.  Of these 59 additional wells, Whiting expects to operate 15 while 44 are expected to be operated by another experienced area operator.  Gas gathering assets in the acquisition include 44 miles of lines, compression and processing facilities which deliver the gas to the Questar Mainline 40 interstate pipeline.

Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Monday, May 5, 2008 at 4:00 p.m. EDT (3:00 p.m. CDT, 2:00 p.m. MDT) to discuss Whiting’s first quarter 2008 financial and operating results and the Chicago Energy acquisition.  Please call (866) 770-7129 (U.S./Canada) or (617) 213-8067 (International) and enter the pass code 41921120 to be connected to the call.  Access to a live Internet broadcast will be available at www.whiting.com by clicking on the link titled “Webcasts.”  Slides for the conference call will be available on this website beginning at 4:00 p.m. (EDT) on May 5, 2008.

A telephonic replay will be available beginning approximately two hours after the call on Monday, May 5, 2008 and continuing through Monday, May 12, 2008.  You may access this replay at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International) and entering the pass code 96736125.  You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit  www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in oil or gas prices; our level of success in exploitation, exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures, including our ability to obtain drilling rigs and CO2; our ability to obtain external capital to finance acquisitions; our ability to identify and complete acquisitions, including the Chicago Energy acquisition, and to successfully integrate acquired businesses, including the properties to be acquired from Chicago Energy; unforeseen underperformance of or liabilities associated with acquired properties, including the properties to be acquired from Chicago Energy; our ability to successfully complete potential asset dispositions; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; risks related to our level of indebtedness and periodic redeterminations of our borrowing base under our credit agreement; our ability to replace our oil and gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2007.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.